NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Energy completes purchase of PPL Montana’s Hydroelectric Facilities

Butte, Mont. /Sioux Falls, S.D. - November 18, 2014 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) announced that it has closed on the previously announced $900 million purchase of eleven hydroelectric facilities representing 633 megawatts of capacity and one storage reservoir from PPL Montana.

“The dams that are so much a part of Montana’s environment and heritage are now dedicated to serve our Montana customers, at prices based on the cost of providing service, not on the western power market.  Fifty years from now, as these assets are paid down, our children and grandchildren will appreciate the farsighted leadership of Montana PSC Chairman Gallagher and his colleagues, who made this possible,” said Bob Rowe, NorthWestern’s CEO.  “Our local river communities are assured that we will continue to be a responsible and professional operator that values safety, community involvement and environmental stewardship. And, we’re looking forward to being even more visible in these communities, which we already serve.”

Already the largest provider of renewable energy in Montana and responsible for the majority of energy efficiency investments in the state, more than half of NorthWestern Energy’s owned and contracted electric supply in Montana now comes from wind and water. All of these actions add up to benefit customers long into the future.

“Our electricity supply is now much greener, we are nearly 40% better than the EPA’s proposed target for the entire state of Montana,” added John Hines, Vice President - Energy Supply. “With this acquisition, we believe our customers are well positioned given the uncertainty of what’s to come from potentially tougher regulations.”

As of today, 81 employees will officially transfer from PPL Montana to NorthWestern Energy. All but a handful of the transferring employees are involved in the daily operation and maintenance of the dams. The other employees are joining the company to assist with various administrative needs of the larger organization.

“We’ve been working closely with these employees for over a year, and we welcome them to the NorthWestern family,” said John VanDaveer - Manager, Hydro Transition. “We’re thrilled to complete this transaction.  Our employees have already taken the necessary steps to transfer all of the systems, processes and PPL hydro employees to NorthWestern Energy so that everything is in place and running smoothly today.”

The rate increase that is associated with the purchase of the dams also takes effect today for NorthWestern’s Montana electric customers. The increase amounts to about 5.12% or $4.20 per month for a typical residential customer and is consistent with the Commission’s Order approving the acquisition.

NorthWestern previously announced the issuance of equity and debt securities to finance the acquisition from PPL Montana. Also as previously announced, NorthWestern expects that the 194‑megawatt Kerr project acquired as part of this transaction will be transferred to the Confederated Salish and Kootenai Tribes of the Flathead Reservation in September 2015, in accordance with the Kerr project’s federal license.

About NorthWestern Energy (NYSE: NWE)
NorthWestern Energy provides electricity and natural gas in the Upper Midwest and Northwest, serving approximately 678,200 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the company's website at www.northwesternenergy.com.

Media Contact:
Claudia Rapkoch
(866) 622-8081
claudia.rapkoch@northwestern.com

Investor Relations Contact:
Travis Meyer
(605) 978-2967
travis.meyer@northwestern.com